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                                                                   EXHIBIT 10.16





                                                              [Date]


[Title] [First_name] [Last_Name]
[Street_Address]
[City ,State] [Zip]

                  Re:  Transaction Incentive Bonus Plan


Dear [Frst_name]:

         You have been selected to participate in Ivex Packaging Corporation's Transaction Incentive Bonus Plan.

         According to the terms of this Plan, you will be entitled to receive a cash bonus, based upon the closing sales price per share of the Company's common stock, in the amount set forth below (the "Bonus") in the event that a closing of a "Change of Control" of Ivex Packaging Corporation occurs on or before December 31, 2002:



         Your Bonus will be paid in cash, fifty percent (50.0%) on the date of the closing of the Change of Control (the "Closing Date") and fifty percent (50.0%) upon the six month anniversary date of the Closing Date. You must be employed by the Company (or its successor) on each such payment date in order to be eligible to receive such payment; however, if at any time prior to full payment of your Bonus, you are terminated because of death or "Disability" or "Without Cause" or you terminate your employment for "Good Reason", then you will be entitled to receive your full Bonus upon the date of such employment termination. Certain capitalized terms used herein are defined on Exhibit A.

         Given the potential valuation range for the Company, I would hope that your Bonus will represent a significant financial opportunity for you. I would ask that you keep this plan

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confidential, as you are one of a very small selected group of managers to be offered this Transaction Incentive Bonus Plan.

         Thank you for your help in ensuring the success of this very important transaction for Ivex.


                                                Sincerely,


                                                George V. Bayly
                                                Chairman, President & CEO


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                                    Exhibit A
                                       to
                         Transition Incentive Bonus Plan


         The term "Cause" shall mean and include (a) chronic alcoholism or drug addition, (b) deliberate misappropriation of any material amount of money or other assets or properties of the Company or any affiliate or successor thereof,
(c) except where the nonperformance is caused by the illness or other similar incapacity or disability of the Executive, gross and continuing neglect in the substantial performance of duties reasonably assigned to the Executive that is not corrected promptly upon receipt by the Executive of written notice delivered at the direction of the Company specifically identifying the manner in which it is alleged that the Executive has not substantially performed his duties, (d) any willful and material breach of any of the terms of this Agreement except where the breach is caused by the illness or other similar incapacity or disability of the Executive, or (e) conviction of a misdemeanor involving moral turpitude or conviction of a felony.

         The term "Without Cause" shall mean termination by the Company for any reason other than "Cause".

         The term "Company" shall mean Ivex Packaging Corporation or any successor to all or substantially all of its businesses or assets.

         The term "Disability" shall mean a permanent disability of the Executive that entitles the Executive to receive benefits under the Company's disability insurance program.

         The term "Good Reason" shall mean the continuation of any of the following (without the Executive's express prior written consent) after written notice provided by the Executive and the failure by the Company to remedy such event or condition within thirty (30) days after receipt of such notice:

         (a) A reduction in the Executive's base salary, as in effect prior to the date of the Company's Transaction Incentive Bonus Plan;

         (b) A reduction of the Executive's target bonus, as in effect prior to the date of the Company's Transaction



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Incentive Bonus Plan, or failure by the Company to pay to the Executive any bonus which is payable pursuant to the bonus plan covering the Executive;

         (c) A failure by the Company to provide, on terms no less favorable to the Executive than the terms offered to other comparable executives of the Company, any benefit or compensation plan (including any pension, profit sharing, life insurance, health, accidental death or dismemberment or disability plan), or any substantially similar benefit or compensation plan, which has been made available to such other senior executives; provided, however, that nothing herein shall be construed to mean that the Company shall be constrained from amending or eliminating any benefit or compensation plan as such is applied to the Executive and to other comparable executives of the Company;

         (d) The assignment to the Executive of any duties materially inconsistent with the Executive's current position with the Company or the material reduction or elimination of any of the Executive's duties which has the effect of diminishing the Executive's responsibilities or authority (including without limitation, a material reduction or elimination of any of the Executive's public company responsibilities);

         (e) A change in the Executive's title;

         (f) Failure by the Company to obtain the written agreement of any successor in interest to the business of the Company to assume and perform the obligations of the Company under the Transaction Incentive Bonus Plan;

         (g) The relocation of the Executive's principal place of employment to a location more than fifty miles from the Executive's currently existing place of employment; or

         (h) Any other material breach of the Plan by the Company.

         The term "Change Of Control" shall mean:

              (i) The acquisition by any person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the outstanding common stock or outstanding voting securities of the Company; or




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              (ii) Individuals who, as of the date hereof, constitute the board of directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the board of directors of the Company; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the shareholders of the Company, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or

              (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company.